MANAGED MUNICIPALS PORTFOLIO INC.
                          10f-3 REPORT
             July 1, 1997 through September 30, 1997


                                                       % of
               Trade                         Par       Purchase
Fund % of
Issuer              Date Selling Dealer      Amount         Price
Assets    Issue

Allegheny PA Airport     8/8/97    Morgan Stanley      $1,000,000
$94.852        0.22%     2.55%
5.000% due 1/1/2019

Washington St. Pub. Power     9/11/97   Goldman, Sachs & Co.
2,000,000   98.296       0.47 3.59
5.125% due 7/1/2011

Houston, TX Water & Sewer     9/18/97   Merrill Lynch
2,000,000   93.963       0.44 3.44
5.000% due 12/1/2025